CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

 EXHIBIT 10.07

Amendment to Advisory Agreement

This Amendment (the "Amendment") is made as of April 22, 2015 (the “Effective Date”) among OASIS TWC, LLC, (the “Trading Company”), R.J. O’Brien Fund Management, LLC, a Delaware limited liability company (the “Managing Member”), and Turning Wheel Capital Inc., a Florida Corporation (the “Trading Advisor”), parties to that certain Advisory Agreement dated March 31, 2015 (the "Agreement").

The Trading Company, the Managing Member, and the Trading Advisor now desire to amend the terms of the Agreement as set forth below:

1.           Subsection (a)(i) of Section 5 is hereby amended and restated in its entirety and shall hereafter read as follows:

“The Trading Company shall cause the Series to pay the Trading Advisor a monthly management fee equal to 1/12 of *% (a *% annual rate) of the Assets allocated to it (as defined in Section 2(a) hereof) as of the last day of each month (the “Management Fee”).  The Management Fee is payable in arrears within 20 Business Days of the end of the month for which it was calculated.  For purposes of this Agreement, “Business Day” shall mean any day which the securities markets are open in the United States.”

2.           Subsection (a)(ii) of Section 5, “Fees”, is hereby amended and restated in its entirety and shall hereafter be read as follows:

“The Trading Company shall cause the Series to pay the Trading Advisor an incentive fee equal to *% of the New Trading Profit (as defined in Section 5(d) hereof) (the “Incentive Fee”).  The incentive is based upon the New Trading profits of such Series, which accrue monthly but are generally payable at the end of each calendar quarter.  New trading profits are typically calculated using a “high water mark” of cumulative trading profits. Each Series will establish a separate account with respect to each Member’s capital account for such Series.  Incentive fees (and the corresponding high water mark) will be calculated based upon the performance of each such account. The Incentive Fee is payable within 20 Business Days of the end of the calendar quarter for which it is calculated.”

2.           Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

3.           Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this Amendment and the Agreement, the terms and provisions of this Amendment will prevail.

***SIGNATURE PAGE FOLLOWS***

* Confidential material redacted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED.  Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment effective as of the Effective Date.

OASIS TWC, LLC by R.J. O’Brien Fund Management, LLC Managing Member
By Name: Julie DeMatteo Title: Managing Director

R.J. O’Brien Fund Management, LLC
By Name: Julie DeMatteo Title: Managing Director

Turning Wheel Capital Inc.

By

Name: Ari Siegel
Title: President